Exhibit 99

NEWS
Contact: Erin Wolford
(949) 524-4035 MediaRelations@chipotle.com

CHIPOTLE NAMES MATT CAREY AND MAURICIO GUTIERREZ TO ITS BOARD OF DIRECTORS

NEWPORT BEACH, Calif., March 30, 2021 — Chipotle Mexican Grill (NYSE:CMG) today announced two new additions to its board of directors, Matt Carey and Mauricio Gutierrez, effective immediately.

“We have been intentional in our efforts to identify leading executives with diverse backgrounds to bring unique perspectives and expertise to the business as we continue to deliver on our mission of cultivating a better world,” said Brian Niccol, Chairman and Chief Executive Officer. “Their deep knowledge and vast experience will be instrumental in helping Chipotle achieve its strategic objectives.”

With the board composition changes announced today, the Chipotle Board will now be comprised of 11 directors, 10 of whom are independent. Matt Carey will serve on the Audit and Risk Committee and brings additional IT and cybersecurity experience while Mauricio Gutierrez will add executive experience to the Compensation Committee. The board is committed to ongoing director refreshment and continues to consider new, qualified independent directors.

“It’s my honor to join these well respected leaders and serve on the board of an organization that is committed to pushing the boundaries of technology and sustainability to better serve its guests and the world,” said Mauricio Gutierrez. “I look forward to lending my diverse experience to help accelerate Chipotle’s business and goals.”

Matt Carey added: “Chipotle is a leader in digital technology, investing heavily in tools that allow for a seamless guest experience in their ongoing pursuit for increasing access and convenience. I believe this organization has tremendous opportunity for growth and look forward to contributing to its success.”

ABOUT THE NEW DIRECTORS

Matt Carey is the Executive Vice President and Chief Information Officer of The Home Depot, Inc., a role he’s held since September 2008. Prior to that, Mr. Carey served as the Senior Vice President and Chief Technology Officer at eBay Inc. He also held various positions with Wal-Mart Stores, Inc., with his final role as Senior Vice President and Chief Technology Officer. Mr. Carey previously served as a member of the board of directors of Geeknet Inc. and TransUnion Corp.

NEWS

Contact: Erin Wolford

(949) 524-4035

MediaRelations@chipotle.com

Mr. Carey received an Associate of Applied Science from Oklahoma State University-Okmulgee. He has significant operational and strategic leadership experience and also brings extensive know-how with information technology, cybersecurity and managing a global retail environment.

Mauricio Gutierrez is the President and Chief Executive Officer of NRG Energy, Inc., a role he’s held since December 2015. Prior to that, Mr. Gutierrez held the position of Chief Operating Officer and several other executive roles at NRG since joining the company in 2004. He held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. Mr. Gutierrez serves on the boards of NRG Energy, Electric Power Supply Association (EPSA), Chief Executives for Corporate Purpose (CECP) and Drexel University.

Mr. Gutierrez has a bachelor’s degree in industrial engineering from the Universidad Panamericana, a master’s degree in mineral economics from the Colorado School of Mines and a master’s degree in petroleum economics from the French Petroleum Institute. As a chief executive officer, he has experience with transformational initiatives and strategic planning for long-term value creation. He also brings significant expertise in sustainability, risk management and corporate governance.

ABOUT CHIPOTLE

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,750 restaurants as of December 31, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With nearly 88,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

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